Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of BGC Partners, Inc. for the registration and exchange of $300,000,000 of 5.375% Senior Notes due 2019 and to the incorporation by reference therein of our report dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company included in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 30, 2014